UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 7, 2014

Veeva Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36121	20-8235463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4637 Chabot Drive, Suite 210

Pleasanton, California 94588

(Address of principal executive offices, including zip code)

(925) 452-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On July 7, 2014, Kevin Spain and Young Sohn resigned from the Board of Directors (the “Board”) of Veeva Systems Inc. (the “Company”) effective immediately. Neither Mr. Spain’s nor Ms. Sohn’s resignation is the result of any disagreement with the Company relating to the Company’s operations, policies or practices. In addition, the Board decreased the size of the Board from six to five members.

Director Appointment

On July 7, 2014, upon the recommendation of the nominating and governance committee, the Board appointed Paul Sekhri to serve as a member of the Board, effective immediately. Mr. Sekhri will serve as a Class I director until the annual meeting of the Company’s stockholders in 2017 or until his successor is duly elected and qualified. In addition, Mr. Sekhri was appointed as a member of the audit committee of the Board, effective immediately. There is no arrangement or understanding between Mr. Sekhri and any other persons pursuant to which Mr. Sekhri was elected as a director. Further, Mr. Sekhri does not have any family relationships or related party transactions that are required to be disclosed.

In connection with his appointment to the Board, Mr. Sekhri was granted an initial option award effective on the next open trading day under the Company’s Insider Trading Policy in the amount of 60,000 shares of Class A common stock. This option will vest over three years, with 1/3 of the shares subject to the award vesting July 7, 2015, and the remaining shares vesting equally over the next two years on an annual basis, subject to continued service on the Board on the applicable vesting date. The options are subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to compensate Sekhri pursuant to the non-employee director compensation plan described below. Mr. Sekhri has also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 3, 2013.

A copy of a press release issued on July 10, 2014 announcing the appointment of Mr. Sekhri to the Board is attached hereto as Exhibit 99.1.

Changes to Committee Membership

On July 7, 2014, the Board approved certain changes to the membership of the committees of the Board. The table below summarizes the membership information for each of the committees of the Board, effective immediately:

	Audit	Compensation	Nominating and Governance
Peter P. Gassner
Mark Armenante	X		X*
Ronald E.F. Codd	X*	X
Gordon Ritter		X*	X
Paul Sekhri	X

*	Chair

Non-Employee Director Compensation

Each non-employee member of the Board receives an annual cash retainer of $40,000 and the non-executive chairman or lead independent director receives an additional annual cash retainer of $20,000. Non-employee members of the audit committee, compensation committee and nominating and governance committee receive an annual cash retainer of $9,000, $7,000 and $4,000, respectively, with the chairs of those committees receiving an annual cash retainer of $20,000, $15,000 and $7,500, respectively.

Non-employee members of the Board also receive grants of non-statutory stock options under the 2013 Equity Incentive Plan. Each non-employee director joining the Board will be granted, at the time their director service commences, a non-statutory stock option to purchase shares of common stock in an amount and with a vesting scheduled to be determined by the Board with an exercise price equal to the fair market value of the Company’s Class A common stock on the grant date.

In addition, on the date of each annual meeting of the Company’s stockholders, each non-employee director who is serving on the Board as of such date will be granted a non-statutory stock option to purchase 20,000 shares of the Company’s Class A common stock with an exercise price equal to the fair market value of the Company’s Class A common stock on the grant date. Such annual grants vest in full on the one-year anniversary of the grant date.

The Company also has a policy of reimbursing directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veeva Systems Inc.

By:	/s/ JOSH FADDIS
Josh Faddis
Vice President, General Counsel

Dated: July 10, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 10, 2014.